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                                  EXHIBIT "A"

                                DEBT CONVERSION
                                      AND
                    MUTUAL SETTLEMENT AND RELEASE AGREEMENT

          THIS DEBT CONVERSION AND MUTUAL SETTLEMENT AND RELEASE AGREEMENT ("Conversion Agreement") is entered into at San Diego, California, effective as of April 29, 1999 ("Effective Date"), between Microelectronic Packaging, Inc. ("MPI"), on behalf of itself and its predecessors, successors, former and current subsidiaries, affiliates, shareholders, directors, officers, agents, attorneys, representatives, insurers, employees and assigns (collectively with MPI the "MPI Group"); and Transpac Capital Pte Ltd ("Transpac Capital"), Transpac Industrial Holdings Ltd ("Transpac Holdings"), Regional Investment Company Ltd ("Regional Investment"), and Natsteel Equity III Pte Ltd ("Natsteel Equity"), and their respective predecessors, successors, former and current subsidiaries, affiliates, shareholders, directors, officers, agents, attorneys, representatives, insurers, employees and assigns (collectively the "Investor Group").

                                  WITNESSETH:

          WHEREAS, MPI (as "Holding Company"); MPM Singapore Pte Ltd (as "Company"), a wholly owned subsidiary of MPI that is in liquidation ("MPM"); the Investor Group (as "Investors"); and Transpac Capital (as "Agent"); are parties to an agreement entitled Convertible Loan Agreement dated March 25, 1996 ("Loan Agreement").

          WHEREAS, in connection with the Loan Agreement, MPI (as "Guarantor") entered into a guaranty dated March 26, 1996, pursuant to which MPI guaranteed the payment obligations of MPM pursuant to the Loan Agreement ("Guaranty").

          WHEREAS, in connection with the Loan Agreement, MPI (as "Company") and the Investor Group (as "Investors") entered into a Subscription Agreement dated March 25, 1996, pursuant to which MPI sold and issued to the Investor Group the aggregate number of Eight Hundred Forty Two Thousand and Thirteen (842,013) shares of MPI's common stock for an aggregate purchase price of Two Million Dollars ($2,000,000.00), which would be equal to a price per share of Two Point Three Seven Five Two Six Zero Two Dollars ($2.3752602) per share ("Subscription Agreement").

          WHEREAS, MPM has not been able to comply with its payment obligations under the Loan Agreement, is in default thereunder, and is in liquidation.

          WHEREAS, in an effort to restructure and settle all of MPI's obligations under the Loan Agreement and the Guaranty, MPI and the Investor Group entered into a Restructuring, Settlement and Mutual Release Agreement dated April 22, 1998, pursuant to which MPI agreed to make certain payments and issue certain warrants to the Investor Group, in exchange for the agreement of the Investor Group to reduce the amount of MPI's obligations under the Loan Agreement and the Guaranty ("Restructuring Agreement"). Contingent upon MPI's performance of its obligations under the Restructuring Agreement, the Restructuring Agreement provided that
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all obligations of MPI under the Loan Agreement and Guaranty would be deemed settled and the Investor Group would release MPI from any further obligations with respect thereto.

          WHEREAS, MPI is not able to comply with its payment obligations under the Restructuring Agreement.

          WHEREAS, the MPI Group with respect to the Investor Group, and the Investor Group with respect to the MPI Group, desire to finally settle all of their respective rights and obligations under the Loan Agreement, the Guaranty, the Restructuring Agreement and all amendments thereto, and all other related agreements (collectively the "Former Agreements"), terminate and release all of their respective rights and obligations under the Former Agreements, and settle all other disputes of any kind that may or could exist between the MPI Group and the Investor Group with respect to the Former Agreements, all upon the terms and conditions set forth in this Conversion Agreement.

          NOW THEREFORE, in consideration of the mutual agreements contained herein and for other good and sufficient consideration, the receipt and sufficiency of which is hereby acknowledged, MPI and the Investor Group agree as follows:

          1.   Defined Terms.  In addition to those terms that may be defined
               -------------
elsewhere in this Conversion Agreement, the following terms shall have the meanings defined in this Section 1.

               1.1 "Conversion Date" means the date upon which the Transpac Conversion occurs pursuant to the terms and conditions hereof.

               1.2  "Performance Date" means June 30, 1999.

               1.3 "Series A Preferred Stock" means the Series A Preferred Stock of MPI, the rights, preferences privileges and restrictions of which are set forth in the Certificate of Amendment to the Amended and Restated Articles of Incorporation of MPI, in the form attached hereto as Exhibit "A" and incorporated herein by reference.

               1.4 "Transpac Conversion" means the conversion of indebtedness in the amount of principal and interest owed by MPM and guaranteed by MPI in the aggregate to the Investor Group, accrued as of December 31, 1997 (which is the entire amount MPI and the Investor Group have agreed is due and payable pursuant to the Loan Agreement and the Guaranty), into Four Million Thirty One Thousand Eight Hundred and Twenty Six (4,031,826) shares of Series A Preferred Stock.

               1.5 "DBS Bank Conversion" means the conversion of indebtedness in the amount of principal and interest owed by MPM and Microelectronic Packaging (S) Pte. Ltd. and guaranteed by MPI to DBS Bank, accrued as of December 31, 1997 (which is the entire amount MPI and DBS Bank have agreed is due and payable), into One Million One Hundred Fifty Four Thousand Three Hundred and Eleven (1,154,311) shares of Series A Preferred Stock.

                                       2
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               1.6  "Motorola Conversion" means the conversion of indebtedness in the amount of principal and interest owed by MPS and guaranteed by MPI to Motorola, Inc., accrued as of December 31, 1997 (which is the entire amount MPI and Motorola have agreed is due and payable), into Eight Hundred Sixty Nine Thousand Nine Hundred Thirty Two (869,932.00) shares of Series A Preferred Stock.

               1.7 "NS Electronics Conversion" means the conversion of indebtedness in the amount of principal and interest owed by MPI to NS Electronics Bangkok Ltd., accrued as of December 31, 1997 (which is the entire amount MPI and NS Electronics have agreed is due and payable), into Two Hundred Seventy One Thousand One Hundred Seventy Six (271,176) shares of Series A Preferred Stock.

               1.8 "Orix Leasing Conversion" means the conversion of indebtedness in the amount of principal and interest owed by MPM and MPS and guaranteed by MPI to Orix Leasing Singapore Limited, accrued as of December 31, 1997 (which is the entire amount MPI and Orix Leasing have agreed is due and payable) into Four Hundred Seventy Three Thousand Five Hundred Eighty Four (473,584) shares of Series A Preferred Stock.

               1.9 "Samsung Corning Conversion" means the conversion of indebtedness in the amount of principal and interest owed by MPS and guaranteed by MPI to Samsung Corning Co., Ltd., accrued as of December 31, 1997 (which is the entire amount MPI and Samsung Corning have agreed is due and payable) into One Hundred Eighty Three Thousand Two Hundred Seventy Five (183,275) shares of Series A Preferred Stock.

               1.10 "STMicroelectronics Conversion" means the conversion of indebtedness in the amount of principal and interest owed by MPS and guaranteed by MPI to STMicroelectronics, Inc. (and/or any one or more assignees and/or transferees of STMicroelectronics, Inc.), accrued as of December 31, 1997 (which is the entire amount MPI and STMicroelectronics have agreed is due and payable) into One Million Three Hundred Twenty Two Thousand Six Hundred Forty One (1,322,641) shares of Series A Preferred Stock.

               1.11 "Texas Instruments Conversion" means the conversion of indebtedness in the amount of principal and interest owed by MPS and guaranteed by MPI to Texas Instruments Incorporated, accrued as of December 31, 1997 (which is the entire amount MPI and Texas Instruments have agreed is due and payable) into One Million Fifty Six Thousand and Twenty Seven (1,056,027) shares of Series A Preferred Stock.

               1.12 "Other Creditor Conversions" means collectively the DBS Bank Conversion, the Motorola Conversion, the NS Electronics Conversion, the Orix Leasing Conversion, the Samsung Corning Conversion, the STMicroelectronics Conversion and the Texas Instruments Conversion.

               1.13 "Other Creditors" means collectively DBS Bank; Motorola, Inc.; NS Electronics Bangkok Ltd.; Orix Leasing Singapore Limited; Samsung Corning Co., Ltd.; STMicroelectronics, Inc.; and Texas Instruments Incorporated.

                                       3
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               1.14 "Insolvency Action" means the commencement of a voluntary or involuntary case against MPI under the United States Bankruptcy Code ("Code") or an assignment for the benefit of creditors by MPI, but shall not include any involuntary case brought under the Code which is dismissed within sixty (60) days of its commencement where no action is brought during such time period to avoid any issuance of Series A Preferred Stock by MPI or the performance by MPI of any of its other obligations pursuant to this Conversion Agreement.

          2.   Duration of Conversion Agreement. This Conversion Agreement shall
                -------------------------------
remain in full force and effect until the Conversion Date, subject to the following termination provisions:

               2.1 Prior to the Performance Date, no party shall have any right to terminate this Conversion Agreement in any respect, and all of the terms and conditions hereof shall remain in full force and effect as set forth herein.

               2.2 As of and after the Conversion Date, even if the Conversion Date occurs after the Performance Date, no party shall have any right to terminate this Conversion Agreement in any respect, and all of the terms and conditions hereof shall remain in full force and effect as set forth herein.

               2.3 After the Performance Date, so long as the Conversion Date has not occurred, Transpac Capital shall have sole discretion on behalf of the Investor Group (but shall not be required) to terminate this Conversion Agreement by giving a written termination notice to MPI ("Termination Notice"). In the event Transpac Capital gives MPI a Termination Notice after the Performance Date and prior to any occurrence of the Conversion Date, then this Conversion Agreement shall be deemed terminated as of the date the Termination Notice is deemed given to MPI pursuant to the provisions of Section 10.3 hereof. In the event this Conversion Agreement is terminated by Transpac Capital pursuant to the provisions of this Section 2.3, then this Conversion Agreement shall be deemed completely void, and MPI and the Investor Group shall retain and remain subject to whatever respective rights and obligations they may otherwise have under the Former Agreements.

               2.4 Regardless of any other provision of this Section 2, if an Insolvency Action is commenced prior to the Conversion Date, then this Conversion Agreement and the respective rights and obligations of MPI and the Investor Group hereunder shall be deemed immediately terminated without notice, and MPI and the Investor Group shall retain and remain subject to whatever respective rights and obligations they may have under the Former Agreements.

               2.5 Except as provided otherwise in Sections 7.1 or 7.3 of this Agreement, the Former Agreements shall remain in full force and effect at all times after the Effective Date.

          3.   Conditions to Transpac Conversion. The completion of the Transpac
               ---------------------------------
Conversion pursuant to the terms and conditions of this Conversion Agreement shall be subject to the performance and satisfaction of each of the following conditions, either prior to or concurrently with the occurrence of the Transpac Conversion ("Completion Conditions"):

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

               3.1. The completion of the Other Creditor Conversions pursuant to agreements entered into between MPI and the Other Creditors upon terms and conditions that are not more favorable to any of such Other Creditors than the terms and conditions contained in this Conversion Agreement. In particular, but without limiting the generality of the foregoing provisions of this section, the effective price per share of the Series A Preferred Stock applicable to the Other Creditor Conversions shall not be less than One Dollar and Two Cents ($1.02), and the terms and conditions of the settlement and release provisions applicable to the Other Creditor Conversions shall not be different in any material respect from the terms and conditions of the settlement and release provisions contained in this Conversion Agreement. Furthermore, in connection with the STMicroelectronics Conversion, MPI will have agreed to amend the warrants to purchase MPI's common stock held by STMicroelectronics, Inc., if at all, only upon terms and conditions no more favorable to STMicroelectronics, Inc., than those in the Transpac Warrant Amendments.

               3.2 The material terms and conditions of the Transpac Conversion and the Other Creditor Conversions shall have been approved by MPI's Board of Directors, which approval shall be sought and obtained by MPI in accordance with all applicable laws.

               3.3 The material terms and conditions of the Transpac Conversion and the Other Creditor Conversions shall have been approved by MPI's Shareholders, which approval shall be sought and obtained by MPI in accordance with all applicable laws.

               3.4 The Certificate of Amendment of the Amended and Restated Articles of Incorporation of MPI, in the form attached hereto as Exhibit "A" and incorporated herein by reference ("Certificate of Amendment"), shall have been duly adopted by all necessary corporate action of the Board of Directors and shareholders of MPI, and shall have been duly filed with and accepted by the California Secretary of State, upon which filing and acceptance MPI shall be authorized to issue the Series A Preferred Stock to the Investor Group and the Other Creditors as required pursuant to the Transpac Conversion and the Other Creditor Conversions.

               3.5 L.H. Friend, Weinress, Frankson & Presson, Inc., an investment banking firm who serves as financial adviser to MPI, shall have executed and issued to MPI a written opinion, in form and substance satisfactory to MPI in its sole discretion, concluding that the Transpac Conversion and the Other Creditor Conversions are fair to MPI's Shareholders ("Fairness Opinion"), and a copy of such Fairness Opinion shall have been provided to Transpac Capital.

               3.6 MPI and the Investor Group shall have performed each of their respective obligations and conditions that this Conversion Agreement requires them to perform on or prior to the Conversion Date.

          4.   Obligations of MPI for Transpac Conversion.  MPI shall have the
               ------------------------------------------
following affirmative obligations under this Conversion Agreement until such time as the Transpac Conversion has been completed, or this Conversion Agreement has been terminated pursuant to the provisions of Section 2 hereof:

               4.1 MPI shall use its best and most diligent efforts to obtain the agreement of each of the Other Creditors to complete the Other Creditor Conversions pursuant to agreements entered into between MPI and the Other Creditors upon terms and conditions that are not more favorable to such Other Creditors than the terms and conditions contained in this Conversion Agreement. In particular, but without limiting the generality of the foregoing provisions of this section, MPI shall use its best and most diligent efforts to obtain the agreement of the Other Creditors that the effective price per share of the Series A Preferred Stock applicable to the Other Creditor Conversions shall not be less than One Dollar and Two Cents ($1.02), and the terms and conditions of the settlement and release provisions applicable to the Other Creditor Conversions shall not be different in any material respect from the terms and conditions of the settlement and release provisions contained in this Conversion Agreement.

               4.2 MPI shall use its best and most diligent efforts to obtain the approval of MPI's Board of Directors of the material terms and conditions of the Transpac Conversion and the Other Creditor Conversions, which approval shall be obtained in accordance with applicable laws.

               4.3 MPI shall use its best and most diligent efforts to obtain the approval of MPI's Shareholders of the material terms and conditions of the Transpac Conversion and the Other Creditor Conversions, which approval shall be obtained in accordance with applicable laws.

               4.4 MPI shall use its best and most diligent efforts to cause the Certificate of Amendment to be approved by MPI's Board of Directors and shareholders, which approval shall be obtained in accordance with applicable laws, and to cause the Certificate of Amendment to be filed with and accepted by the California Secretary of State, upon which filing and acceptance MPI shall be authorized to issue the Series A Preferred Stock to the Investor Group and the Other Creditors as required pursuant to the Transpac Conversion and the Other Creditor Conversions.

               4.5 MPI shall use its best and most diligent efforts to cause the Transpac Conversion to be completed as soon as reasonably possible.

               4.6 MPI shall use its best and most diligent efforts at all times prior to the Conversion Date, to conduct its business in the usual and ordinary course.

          5.   [This Section has been intentionally left blank.]

          6.   Completion of Conversion.  At such time as all of the Completion
               ------------------------
Conditions have been performed and satisfied by MPI, then MPI and the Investor Group shall complete the Transpac Conversion concurrently with the completion by MPI and the Other Creditors of the Other Creditor Conversions, by concurrently taking the following actions:

               6.1  Actions By MPI.
                    --------------

               (a) MPI shall duly execute and deliver to Transpac Capital a counterpart copy of the form of Registration Rights Agreement attached to this Conversion Agreement as Exhibit "B" and incorporated herein by reference ("Registration Agreement").

               (b)  MPI shall duly execute and deliver to Transpac Capital four
(4) counterpart copies of the form of First Amendment to Warrant To Purchase Common Stock of MPI attached to this Conversion Agreement as Exhibit "C" and incorporated herein by reference (collectively the "Transpac Warrant Amendments"), one with respect to each of the Warrants to Purchase Common Stock of MPI, dated April 24, 1998 (collectively the "Transpac Warrants"), issued respectively to Transpac Capital, Transpac Holdings, Regional Investment and Natsteel Equity.

               (c) MPI shall duly execute and deliver to Transpac Capital a counterpart copy of the form of IBM Proceeds Agreement attached to this Conversion Agreement as Exhibit "D" and incorporated herein by reference ("IBM Agreement").

               (d) MPI's Chief Executive Officer shall duly execute and deliver to Transpac the form of Certificate of Chief Executive Officer attached to this Conversion Agreement as Exhibit "E" and incorporated herein by reference ("Certificate of CEO"), certifying the following matters:

                    (i) Any approvals of MPI's shareholders and directors that may be required under any applicable law, in connection with the transactions contemplated by this Conversion Agreement, have been duly obtained and are in full force and effect as of the Conversion Date.

                    (ii) All of the representations and warranties of MPI set forth in this Conversion Agreement,. the Ancillary Agreements (as defined below) or in any other document delivered to the Investor Group in connection herewith, are true, accurate, complete, and not misleading in any material respect as of the Conversion Date.

                    (iii) MPI has performed all of the duties and obligations required to be performed by MPI on or prior to the Conversion Date, pursuant to the provisions of this Conversion Agreement, the Ancillary Agreements (as defined below) or in any other document delivered to the Investor Group in connection herewith.

               (e) MPI shall cause its legal counsel to duly execute and deliver to Transpac the form of legal opinion letter attached to his Conversion Agreement as Exhibit "F" and incorporated herein by reference ("Legal Opinion").

               (f) MPI shall deliver to Transpac copies of certificates of good standing for MPI issued by the California Secretary of State and the California Franchise Tax Board, dated not more than five (5) days prior to the Conversion Date.

               (g) MPI shall deliver to Transpac stock certificates representing shares of Series A Preferred Stock issued by MPI to the Investor Group in the following names and numbers of shares:

                    (i)    Transpac Capital Pte Ltd, 1,624,822

                    (ii)   Transpac Industrial Holdings Ltd, 1,599,632

                    (iii)  Regional Investment Company Ltd, 440,843

                    (iv)   Natsteel Equity III Pte Ltd, 366,529

               (h) MPI shall deliver to Transpac and its legal counsel copies of the following documents:

                    (i) A copy of the Certificate of Amendment and Bylaws of MPI (as amended through the Conversion Date), certified by the Secretary of MPI as true and correct copies thereof as of the Conversion Date.

                    (ii) A copy of the resolutions of the Board of Directors and shareholders of MPI evidencing the amendment to MPI's Amended and Restated Articles of Incorporation providing for the authorization of the Series A Preferred Stock and the approval of this Agreement and the other agreements, documents, and matters contemplated hereby, certified by the Secretary of MPI to be true, complete and correct.

               6.2  Actions By Investor Group.
                    -------------------------

                    (a) Each member of the Investor Group shall duly execute and deliver to MPI a counterpart copy of the Registration Agreement.

                    (b) Each member of the Investor Group shall duly execute and deliver to MPI the counterpart copy of the Transpac Warrant Amendment that relates to the Transpac Warrant of the respective member of the Investor Group.

                    (c) Each member of the Investor Group shall duly execute and deliver to MPI a counterpart copy of the form of IBM Agreement.

               6.3  Effect of Conversion.  Upon the occurrence of the
                    --------------------
Conversion Date, (a) the debts owed by MPI to all members of the Investor Group shall be deemed to have been converted, respectively, into the number of shares of MPI's Series A Preferred Stock issued to each respective member of the Investor Group, as set forth in Section 6.1; and (b) as of and after the Conversion Date, MPI shall not owe any debt of any kind to any of the members of the Investor Group, as set forth in more detail pursuant to Section 7 of this Conversion Agreement.

          7.   Settlement and Mutual Release.  If and only if the Conversion is
               -----------------------------
completed pursuant to the terms and conditions of this Conversion Agreement, then in that case only, effective as of the Conversion Date, MPI and the Investor Group agree that the terms and conditions of this Section 7 shall be in effect with respect to the Former Agreements and all of the respective rights and obligations of MPI and the Investor Group pursuant to the Former Agreements and all other related agreements:

               7.1 The Former Agreements shall be deemed to have been voluntarily terminated pursuant to the mutual agreement of MPI and the Investor Group, without any remaining liability to either MPI or the Investor Group. Without limiting the generality of the foregoing provisions of this section, MPI and the Investor Group agree that MPI shall no longer have any obligations of any kind under the Former Agreements to pay any amount to the Investor Group, and the Investor Group shall no longer have any rights of any kind under the Former Agreements to convert any amounts owed under the Former Agreements into, or to otherwise obtain ownership of, shares of MPI's stock of any class or series.

               7.2 All rights of the Investor Group described in a letter from Wong Lin Hong to Denis Trafecanty, dated March 4, 1998, written with reference to the Written Consent Solicitation of Shareholders, to the effect that MPI will not issue any shares of preferred stock for an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) without first obtaining the agreement of Transpac Capital and/or the Investment Group, shall be deemed to have been voluntarily terminated pursuant to the mutual agreement of MPI and the Investor Group, without any remaining liability to either MPI or the Investor Group. As of and at all times after the Conversion Date, the Investor Group agrees that neither Transpac Capital nor any other member of the Investor Group has any right of any kind to approve or consent to any issuance by MPI of any shares of its stock of any class or series, except as provided otherwise under MPI's articles of incorporation in effect from time to time, or except as provided otherwise under applicable law. Furthermore, by executing this Conversion Agreement, Transpac Capital and the other members of the Investment Group agree to and approve all issuances by MPI of Series A Preferred Stock that are to be issued in connection with the Transpac Conversion and the Other Creditor Conversions, so long as such transactions are carried out in compliance with the terms and conditions of this Conversion Agreement and the debt conversion agreements between MPI and the Other Creditors

               7.3 The MPI Group with respect to the Investor Group, and the Investor Group with respect to the MPI Group, shall be deemed to have forever released and discharged each other from and against any and all claims, damages and caused of action they may have against each other with respect to and in connection with the Former Agreements and any matter arising out of the terms and conditions thereof, including without limitation, any breach of any representation or warranty or noncompliance or nonfulfillment of any covenant or agreement contained in or arising out of the Former Agreements; provided that such release and discharge shall not extend to any claims, damages and causes of action any member of the Investor Group may have against any member of the MPI Group (or any member of the MPI Group may have against any member of the Investor Group) for fraud or willful misconduct with respect to any of the Former Agreements or any of the transactions contemplated by this Agreement. However, the foregoing release provisions of this section do not apply to this Conversion Agreement, or the Certificate of Amendment, the Registration Agreement, the Transpac Warrants (as amended by the Transpac Warrant Amendments), or the IBM Agreement

(collectively the "Ancillary Agreements"), or any of the respective rights and obligations of MPI and/or the Investor Group pursuant to the terms and conditions of this Conversion Agreement or the Ancillary Agreements.

          8.   Representations, Warranties and Agreements of MPI.  In addition
               -------------------------------------------------
to any representations and warranties MPI may make to the Investor Group elsewhere in this Conversion Agreement, the Ancillary Agreements or in any other document delivered to the Investor Group in connection herewith, MPI represents and warrants to the Investor Group that the statements contained in this Section 8 are true, accurate, complete, and not misleading in any material respect, and also shall be so as of the Conversion Date.

               8.1  Organization and Good Standing, and Other Status.  MPI is a
                    ------------------------------------------------
corporation, legally and validly incorporated, organized and existing under the laws of the State of California. MPI is in good standing as certified by both the California Secretary of State and the California Franchise Tax Board.

               8.2  Authority to Conduct Business.  MPI possesses full
                    -----------------------------
corporate power and lawful authority to own, lease and operate its assets, and to carry on its business as presently conducted. MPI is duly and legally qualified to do business and is in good standing in each country, state, county, city or other jurisdiction in which the failure to so qualify would have a material adverse impact on MPI's business.

               8.3  Authority Regarding this Agreement.
                    ----------------------------------

                    8.3.1 MPI has the complete and unrestricted right, power, authority and capacity to (a) execute and deliver this Conversion Agreement, the Ancillary Agreements and every other document executed and delivered by MPI to the Investor Group in connection therewith (collectively the "Transaction Documents"); and (b) carry out and perform each of MPI's obligations pursuant to the Transaction Documents.

                    8.3.2 As of the Conversion Date, no further corporate or shareholder authority, approvals, actions or proceedings will be necessary on the part of MPI to authorize the Transaction Documents or any of the transactions contemplated thereby.

                    8.3.3 This Conversion Agreement has been, and, as of the Conversion Date all of the other Transaction Documents will have been, duly and validly executed and delivered by MPI, and when so executed and delivered, will constitute legal, valid and binding obligations of MPI, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Registration Agreement may be limited by applicable federal or state securities laws.

                    8.3.4 The execution and delivery of this Conversion Agreement does not, the execution and delivery of the other Transaction Documents will not, and the consummation of the transactions contemplated thereby will not, violate any provision of MPI's Amended and Restated Articles of Incorporation or Bylaws (as amended), or any mortgage, lien, lease, agreement, instrument, order, judgment or decree to which MPI is a party or by which MPI or any of its assets is bound.

               8.4  Valid Issuance of Preferred and Common Stock.  The Series A
                    ---------------------------------------------
Preferred Stock, when issued and delivered in accordance with the terms of this Conversion Agreement, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than those stated in this Conversion Agreement and/or that may arise under applicable state and federal securities laws. The common stock of MPI issuable upon conversion of the Series A Preferred Stock has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Amendment, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than those stated in this Conversion Agreement and/or that may arise under applicable state and federal securities laws.

               8.5  Consents.  No consent, approval, order or authorization of,
                    ---------
or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any third party on the part of MPI is required in connection with the consummation of the transactions contemplated by this Conversion Agreement, except (i) the filing of the Certificate of Amendment with the California Secretary of State; (ii) the filing required pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as
amended, and the rules thereunder, which filing will be effected within 15 days after the issuance of the Series A Preferred Stock pursuant hereto.

               8.6  Offering.  Subject in part to the truth and accuracy of the
                    --------
representations of the Investor Group set forth in Section 9 of this Agreement, the issuance of the Series A Preferred Stock as contemplated by the Transaction Documents is exempt from the registration and qualification requirements of any applicable state and federal securities laws, and neither MPI nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

               8.7  Disclosure.  MPI has fully provided each member of the
                    -----------
Investor Group with all information each such party has requested for deciding whether to enter into the transactions contemplated by the Transaction Documents, including without limitation, the acquisition of the Series A Preferred Stock.

               8.8  Brokers.  MPI has not taken any actions in connection with
                    -------
the negotiations relating to the Transaction Documents or the transactions contemplated thereby that could give rise to an obligation on the part of any member of the Investor Group to pay any brokerage or finder's fee, commission or similar compensation to any party in connection therewith.

               8.9  Litigation: Except as set forth in this Section 8.9, there
                    ----------
is no action, suit, proceeding, claim, arbitration or investigation ("Action") pending (or, to the best of MPI's knowledge, currently threatened) against MPI, its activities, properties or assets or, to the best of MPI's knowledge, against any officer, director or employee of MPI in connection with such officer's, director's or employee's relationship with, or actions taken on behalf of, MPI. To the best of MPI's knowledge, there is no factual or legal basis for any such Action that might result, individually or in the aggregate, in any material adverse change in the business, properties, assets, financial condition, affairs or prospects of MPI. MPI is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, and there is no Action by MPI currently pending or which MPI intends to initiate (other than claims for monetary damages asserted by MPI against International Business Machines Corporation ("IBM") under the Purchase Option Agreement dated August 4, 1994, between IBM and MPI and the Multilayer Technology Transfer and Licensing Agreement dated August 4, 1994, between IBM and MPI). MPI is a defendant in a lawsuit filed on December 18, 1998, against MPI and Schlumberger Technologies, Inc., in the United States District Court for the Southern District of New York ("Lawsuit"). The plaintiffs in the Lawsuit are Gary Stein and Lewis Solomon. Both Mr. Solomon and Mr. Stein are former directors of MPI. The Lawsuit alleges the following claims against MPI:

                    (a) Failure to pay an amount alleged to be not less than Thirty Thousand Dollars ($30,000.00) allegedly owed to Lewis Solomon as compensation for services performed by him as the former Chairman of MPI's Board of Directors;

                    (b) Failure to pay an amount alleged to be not less than Seventy One Thousand Two Hundred Fifty Dollars ($71,250.00) allegedly owed in the aggregate to Mr. Stein and Mr. Solomon as compensation under a consulting agreement;

                    (c) Wrongful termination of a consulting agreement, for which wrongful termination Mr. Stein and Mr. Solomon allege damages in the aggregate of not less than Five Hundred Thousand Dollars ($500,000.00);

                    (d) Tortious interference with Mr. Stein's and Mr. Solomon's prospective economic relationships and business advantages as consultants and directors of public corporations, presumably arising out of MPI's termination of their consulting agreement, for which Mr. Stein and Mr. Solomon allege damages in the aggregate of not less than Five Million Dollars ($5,000,000.00);

                    (e) Costs and expenses incurred in the Lawsuit in an unspecified amount.

               MPI believes the claims made by Mr. Stein and Mr. Solomon against MPI in the lawsuit are completely without merit. MPI is actively and vigorously defending the lawsuit, and has made substantial counterclaims against Mr. Stein and Mr. Solomon .

               8.10  Capitalization.  The capitalization of MPI immediately
                     --------------
prior to the Conversion Date will consist of the following:

                     (a)  Preferred Stock. A total of 9,362,778 authorized
                          ---------------
shares of preferred stock, no par value per share, consisting of 9,362,778 shares designated as Series A Preferred Stock, none of which will be issued and outstanding. Upon the Transpac Conversion and Other Creditor Conversions, the rights, preferences and privileges of the Series A Preferred Stock will be as stated in MPI's Amended and Restated Articles of Incorporation, as amended by the Certificate of Amendment, and as provided by law.

                     (b)  Common Stock.  A total of Fifty Million (50,000,000)
                          ------------
authorized of common stock, no par value per share (the "Common Stock"), of which not more than Eleven Million (11,000,000) shares will be issued and outstanding.

                     (c)  Options, Warrants, Reserved Shares.  Except for: (i)
                          ----------------------------------
the conversion privileges of the Series A Preferred Stock; (ii) the rights of first refusal granted to Transpac Capital, Transpac Holdings, Regional Investment and Natsteel Equity under Section 8.1 of the Subscription Agreement;
(iii) Four Million Six Hundred Ninety Thousand Six Hundred Thirty Two (4,690,632) shares of Common Stock reserved for issuance under MPI's 1993 Stock Option Plan under which options to purchase Two Million Four Hundred Twenty Four Thousand Five Hundred (2,424,500) shares are outstanding; and (iv) warrants to purchase Seven Hundred Thousand (700,000) shares of Common Stock; there is no outstanding, option, warrant, right (including conversion or preemptive rights) or agreement for the purchase or acquisition from MPI of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of MPI's capital stock. Apart from the exceptions noted in this Section 8.10, and except for rights of first refusal held by MPI to purchase shares of its stock issued under MPI's 1993 Stock Option Plan, no shares of MPI's outstanding capital stock , or stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by MPI, are subject to any preemptive rights, rights of first refusal or other rights to purchase such stock (whether in favor of MPI or any other person), pursuant to any agreement or commitment of MPI.

          9.   Representations, Warranties and Agreements of the Investor
               -----------------------------------------------------------
Group. In addition to any representations and warranties the Investor Group may make to MPI elsewhere in this Conversion Agreement, the Ancillary Agreements or in any other document delivered to MPI in connection herewith, the members of the Investor Group severally as to themselves, but not jointly, represent and warrant to MPI that the statements contained in this Section 9 are true, accurate, complete, and not misleading in any material respect, and also shall be so as of the Conversion Date.

               9.1  Authority Regarding this Agreement.
                    ----------------------------------

                    9.1.1 Each member of the Investor Group has the complete and unrestricted right, power, authority and capacity to (a) execute and deliver each Transaction Document to which it is a party; and (b) carry out and perform each of their respective obligations pursuant to such Transaction Documents.

                    9.1.2 As of the Conversion Date, no further corporate or shareholder authority, approvals, actions or proceedings will be necessary on the part of any member of the Investor Group to authorize the Transaction Documents or any of the transactions contemplated thereby.

                    9.1.3 This Conversion Agreement has been, and, as of the Conversion Date all of the other Transaction Documents will have been, duly and validly executed and delivered by each member of the Investor Group which is a party to such agreements or documents, and when so executed and delivered, will constitute legal, valid and binding obligations of each member of the Investor Group which is a party to such agreements or documents, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Registration Agreement may be limited by applicable federal or state securities laws.

               9.2  Purchase Entirely For Own Account.  MPI is entering into the
                    ---------------------------------
Transaction Documents in reliance on the representation made by each member of the Investor Group, which representation is respectively confirmed by each such member's execution of this Conversion Agreement, and each such member hereby confirms, that the Series A Preferred Stock to be received by each respective member of the Investor Group, and MPI's common stock issuable upon conversion thereof (collectively the "Securities") will be acquired for investment and not with a view to the resale or distribution of any part thereof, and that such member has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Conversion Agreement, each member of the Investor Group further represents that such member does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. Notwithstanding the foregoing, MPI acknowledges and understands that Transpac Capital may hold the Securities on behalf of, for the benefit of or as the nominee for, certain affiliated or related entities, and thus may distribute the Securities to such entities.

               9.3  Disclosure of Information.  Each respective member of the
                    -------------------------
Investor Group believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. Each member of the Investor Group further represents that it has had an opportunity to ask questions and receive answers from MPI regarding the terms and conditions of the Transaction Documents and the business, properties, prospects and financial condition of MPI.

               9.4  Investment Experience.  Each member of the Investor Group
                    ---------------------
acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. Each member of the Investor Group has carefully evaluated such member's financial resources and investment position and the risks associated with an investment in the Securities, and acknowledges that such member is able to bear the economic risks of this investment. Each member of the Investor Group further acknowledges that such member's financial condition is such that the member is not under any present necessity or constraint to dispose of the securities to satisfy any existing or contemplated debt or undertaking. If other than an individual, each member of the Investor Group also represents it has not been organized for the purpose of acquiring the Securities.

               9.5  Restricted Securities.  Each member of the Investor Group
                    ---------------------
understands that the Securities are characterized as "restricted securities" under the federal securities laws of the United States, inasmuch as they are being acquired from MPI in a transaction not involving a public offering, and that under such laws and applicable regulations the Securities may be resold without registration only in certain limited circumstances. In this connection, each member of the Investor Group represents that it is familiar with Securities and Exchange Commission ("SEC") Rule 144, as presently in effect, and understands the resale limitations imposed thereby and generally by the federal securities laws of the United States. Each member of the Investor Group further understands that the Securities have not been registered under the Securities Act of 1933, as amended ("33 Act") or qualified or otherwise registered under the applicable securities laws of any state or other jurisdiction, that any disposition of the Securities by such Buyer is subject to restrictions imposed by federal and state laws, that the stock certificates representing the Securities will bear a restrictive legend stating that such member cannot dispose of the Securities absent such registration and qualification, except pursuant to any available exemption from such registration and qualification.

               9.6  Further Restrictions on Transfer.  Without in any way
                    --------------------------------
limiting the representations set forth above in this Section 9, each member of the Investor Group further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of MPI to be bound by the provisions of Sections 9.3 through 9.7 hereof, and the provisions of the Registration Agreement, to the extent such sections and such agreement are then applicable, and:

                    (a) There is then in effect a Registration Statement under the 33 Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

                    (b) The member of the Investor Group disposing of the Securities shall have notified MPI of the proposed disposition and shall have furnished MPI with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by MPI, such member shall have furnished MPI with an opinion of counsel, reasonably satisfactory to MPI, that such disposition will not require registration of the Securities in question under the 33 Act.

               Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be required: (i) for any transfer of any Securities in compliance with SEC Rule 144 or Rule 144A; or
(ii) for any transfer of any Securities by a holder thereof that is a partnership or a corporation to: (1) a partner of such partnership or a shareholder of such corporation; (2) a retired partner of such partnership who retires after the date hereof; or (3) the estate of any such partner or shareholder; provided, that in each of the foregoing cases the transferee agrees
             --------
in writing to be subject to the terms of this Section 9 to the same extent as if the transferee were an original purchaser of Securities hereunder.

               9.7  Restrictive Legend.  Each certificate representing the
                    ------------------
Series A Preferred Stock or any other securities issued in respect of the Series A Preferred Stock or upon the conversion thereof, shall be stamped or otherwise imprinted with a legend in the following form, in addition to any legend required pursuant to applicable state securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED), NOR QUALIFIED OR OTHERWISE REGISTERED UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED ONLY FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF OR HYPOTHECATED (a) IN THE ABSENCE OF BOTH (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (AS AMENDED), AND (ii) AN EFFECTIVE QUALIFICATION OR REGISTRATION UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, OR (b) UNLESS AN EXEMPTION FROM ANY SUCH REGISTRATIONS OR QUALIFICATIONS IS AVAILABLE AND THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATIONS OR QUALIFICATIONS ARE NOT REQUIRED.

               9.8  Foreign Persons.  If a member of the Investor Group is not
                    ---------------
a United States person, such member hereby represents that (a) they have satisfied themselves as to the full observance of the laws of their own jurisdiction in connection with any acquisition of the Securities, including without limitation (i) the legal requirements within such jurisdiction applicable to the acquisition of the Securities; (ii) any foreign exchange restrictions applicable to such acquisition; (iii) any governmental or other consents that may need to be obtained; and (iv) the income tax and other tax consequences, if any, that may be relevant to the acquisition, holding, sale or transfer of the Securities; and
(b) such member's acquisition and continued ownership of the Securities will not violate any applicable securities or other laws of such member's jurisdiction.

               9.9   Brokers or Finders.  The member of the Investor Group have
                     ------------------
not taken any actions in connection with the negotiations relating to this Conversion Agreement or the transactions contemplated hereby that could give rise to an obligation on the part of MPI to pay any brokerage or finder's fee, commission or similar compensation to any party in connection therewith.

               9.10  Transpac Capital as Agent.  Each member of the Investor
                     -------------------------
Group hereby appoints Transpac Capital to act as its agent for purposes of this Conversion Agreement. Each member of the Investor Group hereby authorizes Transpac Capital to take such actions and exercise such rights, powers and discretions as are specifically delegated to Transpac Capital pursuant to this Conversion Agreement, and to take such other actions and exercise such other rights, powers and discretions as are reasonably incidental thereto. However, Transpac Capital shall not commence any legal action or other legal proceeding in the name of any other member of the Investor Group without such member's consent. The relationship between Transpac Capital and the Other Investors for this purpose is that of agent and principal only. Transpac Capital shall not, by virtue of any provision of this Conversion Agreement, be deemed to be a trustee for any other member of the Investor Group, nor an agent or trustee for MPI.

          10.  Miscellaneous Provisions.
               ------------------------

               10.1  Exhibits.  All exhibits described in this Conversion
                     --------
Agreement are incorporated by reference as if fully set forth herein, and constitute a material part of this Conversion Agreement, whether or not such exhibits are attached hereto.

               10.2  Governing Law.  This Conversion Agreement shall in all
                     -------------
respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of California, United States of America. Any legal action between the parties regarding this Conversion Agreement shall be brought in, and the parties hereby consent to the jurisdiction of and venue in, either
(a) the federal and state courts located in the County of San Diego, State of California, United States of America; or (b) the courts located in the country of Singapore.

               10.3  Notices.  Any notice, demand or other communication
                     -------
required or permitted under this Conversion Agreement shall be deemed given and delivered when in writing and (a) personally served upon the receiving party, or
(b) upon the third (3rd) calendar day after mailing to the receiving party by either (i) United States registered or certified mail, postage prepaid, or (ii) FedEx or other comparable overnight delivery service, delivery charges prepaid, and addressed as follows:

          To MPI:                  Microelectronic Packaging, Inc.
                                   9577 Chesapeake Drive
                                   San Diego, CA 92123
                                   Attn: Chief Executive Officer

          To any member of         Transpac Capital Pte Ltd
          the Investor Group       6 Shenton Way
                                   #20-09 DBS Building
                                   Tower Two
                                   Singapore 068809
                                   Attn: Wong Lin Hong

Any party may change the address specified in this section by giving the other party notice of such new address in the manner set forth herein.

               10.4  Severability.  In the event that any provision of this
                     ------------
Conversion Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or invalid, then this Conversion Agreement shall continue in full force and effect without said provision. If this Conversion Agreement continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

               10.5  Counterparts.  This Conversion Agreement may be executed
                     ------------
in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one document.

               10.6  Entire Agreement.  This Conversion Agreement, the Ancillary
                     ----------------
Agreements, and the documents and agreements contemplated herein and therein, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior oral or written agreements, representations or warranties between the parties other than those set forth herein or herein provided for.

               10.7  Successors and Assigns.  Except as specifically permitted
                     ----------------------
pursuant to the terms and conditions hereof, no party shall be permitted to assign their respective rights or obligations under this Conversion Agreement without the prior written consent of the other parties. The provisions hereof shall inure to the benefit of, and be binding upon, the permitted successors and assigns, heirs, executors, and administrators of the parties hereto.

               10.8  Amendment and Waiver.  No modification or waiver of any
                     --------------------
provision of this Conversion Agreement shall be binding upon the party against whom it is sought to be enforced, unless specifically set forth in writing signed by an authorized representative of that party. A waiver by any party of any of the terms or conditions of this Conversion Agreement in any one instance shall not be deemed or construed to be a waiver of such terms or conditions for the future, or of any subsequent breach thereof. The failure by any party hereto at any time to enforce any of the provisions of this Conversion Agreement, or to require at any time performance of any of the provisions hereof, shall in no way to be construed to be a waiver of such provisions or to affect either the validity of this Conversion Agreement or the right of any party to thereafter enforce each and every provision of this Conversion Agreement.

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                                       19

               10.9  Survivability.  All of the representations, warranties,
                     -------------
agreements and obligations of the parties pursuant to this Conversion Agreement shall survive any issuance of the Shares and/or the Option Shares by the Company to the Buyers.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Conversion Agreement as of the date first above written.

MICROELECTRONIC PACKAGING, INC.    TRANSPAC CAPITAL PTE LTD



By:_________________________       By:______________________________
     Signature                          Signature



By:_________________________       By:______________________________
     Print                              Print


Title:______________________       Title:___________________________


[The remainder of this page has been intentionally left blank.]

                        CONTINUATION OF SIGNATURES FOR
                                DEBT CONVERSION
                                      AND
                    MUTUAL SETTLEMENT AND RELEASE AGREEMENT
                             dated April 29, 1999


TRANSPAC INDUSTRIAL HOLDINGS LTD        REGIONAL INVESTMENT COMPANY LTD



By:_________________________       By:______________________________
     Signature                          Signature



By:_________________________       By:______________________________
     Print                              Print


Title:______________________       Title:___________________________



                                   NATSTEEL EQUITY III PTE LTD


                                   By:______________________________
                                        Signature


                                   By:______________________________
                                        Print


                                   Title:___________________________





                                      21